As filed with the Securities and Exchange Commission on April 20, 2016

Registration No. 333-195935

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Country Style Cooking Restaurant Chain Co., Ltd.

(Exact name of registrant as specified in its charter)

_______________

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

16th Floor, C1 Building

Chongqing Headquarters City District C

No. 780 Jingwei Avenue, Yuzhong District

Chongqing, People’s Republic of China

(Address of Principal Executive Offices)

_______________

2009 Share Incentive Plan
(Full title of the plan)

_______________

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name and address and telephone number, including area code, of agent for service)

_______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Copies to:

Xingqiang Zhang

Chief Executive Officer and Acting Chief Financial Officer

16th Floor, C1 Building

Chongqing Headquarters City District C

No. 780 Jingwei Avenue, Yuzhong District

Chongqing, People’s Republic of China

(+86-23) 8866-8866

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-195935) (the “Registration Statement”), which was filed with the U.S. Securities and Exchange Commission by Country Style Cooking Restaurant Chain Co., Ltd., a company established under the laws of the Cayman Islands (the “Registrant”), and became effective on May 14, 2014. Under the Registration Statement, an additional 2,360,000 Ordinary Shares, par value $0.001 per share, of the Registrant, were registered for issuance pursuant to awards granted under the 2009 Share Incentive Plan pursuant to an amendment of such plan authorized by the shareholders of the Registrant on August 15, 2011.

On December 17, 2015, the Registrant, Country Style Cooking Restaurant Chain Holding Limited (“Parent”) and Country Style Cooking Restaurant Chain Merger Company Limited (“Merger Sub”) entered into an agreement and plan of merger, which was approved on April 20, 2016 by the shareholders of the Registrant at an extraordinary general meeting of shareholders. The Registrant and Merger Sub subsequently filed a plan of merger with the Registrar of Companies of the Cayman Islands on April 20, 2016, which became effective as of April 20, 2016 (the “Effective Time”), as a result of which Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving company and becoming a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all the offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold or unissued as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on April 20, 2016.

Country Style Cooking Restaurant Chain Co., Ltd.

By:	/s/ Xingqiang Zhang
Name:	Xingqiang Zhang
Title:	Chief Executive Officer and Acting Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hong Li	Sole Director	April 20 , 2016
Hong Li

/s/ Xingqiang Zhang	Chief Executive Officer and Acting Chief Financial Officer	April 20, 2016
Xingqiang Zhang	(principal executive officer and principal financial and accounting officer)

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Country Style Cooking Restaurant Chain Co., Ltd. has signed this registration statement or amendment thereto in New York on April 20, 2016.

By:	/s/ Giselle Manon
Name:	Giselle Manon on behalf of Law Debenture Corporate Services Inc.
Title:	Service of Process Officer